Exhibit 99.1


       Clear Channel Outdoor Reports Third Quarter 2007 Results


    SAN ANTONIO--(BUSINESS WIRE)--Nov. 8, 2007--Clear Channel Outdoor Holdings, Inc. (NYSE:CCO) today reported results for its third quarter ended September 30, 2007.

    The Company reported revenues of $817.5 million in the third quarter of 2007, a 14% increase over the $720.3 million reported for the third quarter of 2006. Included in the Company's revenue is a $32.4 million increase due to movements in foreign exchange; excluding the effects of these movements in foreign exchange, revenue growth would have been 9%. See reconciliation of revenue excluding effects of foreign exchange to revenue at the end of this press release.

    Clear Channel Outdoor's operating expenses increased 13% to $565.7 million during the third quarter of 2007 compared to 2006. Included in the Company's 2007 expenses is a $27.0 million increase due to movements in foreign exchange; excluding the effects of these movements in foreign exchange, growth in expenses would have been 7%. See reconciliation of expenses excluding effects of foreign exchange to expenses at the end of this press release.

    Clear Channel Outdoor's net income and diluted earnings per share were $54.7 million and $0.15, respectively, during the third quarter of 2007. This compares to net income of $31.8 million or $0.09 per diluted share in the third quarter of 2006 or increases of 72% and 67%, respectively.

    The Company's OIBDAN was $237.9 million in the third quarter of 2007, a 16% increase from the third quarter of 2006. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of
Operations: Minority interest, net of tax; Income tax benefit (expense); Other income (expense) - net; Equity in earnings of nonconsolidated affiliates; Interest expense; Gain (loss) on disposition of assets - net; and, D&A. See reconciliation of OIBDAN to net income at the end of this press release.

    "Our growth in revenue and OIBDAN during the third quarter demonstrates the extraordinary positioning and health of our outdoor assets," said Mark Mays, Chief Executive Officer of Clear Channel Outdoor. "Our growth rates are consistently among the strongest in the global media industry as we capitalize on our diverse outdoor assets and presence across a broad range of advertising categories. We remain committed to investing in our outdoor assets with the goal of strengthening our ability to engage our audiences and better serve our growing base of global advertisers."

    "As we look toward the balance of this year and 2008, this quarter's solid growth in local sales in our U.S. markets was particularly encouraging," commented Paul J. Meyer, Global President and Chief Operating Officer. "We also were pleased with the strong performance across our international division, particularly in some of our larger European markets, such as France and Italy.



Revenue, Direct Operating and SG&A Expenses, and OIBDAN by Division
----------------------------------------------------------------------

(In thousands)                             Three Months Ended    %
                                              September 30,    Change
                                           -------------------
                                             2007      2006
                                           --------- ---------
Revenue
------------------------------------------
  Americas                                 $386,353  $356,384    8   %
  International                             431,188   363,870    19  %
                                           --------- ---------
Consolidated revenue                       $817,541  $720,254    14  %
                                           ========= =========

Direct Operating and SG&A Expenses by
 Division
------------------------------------------
  Americas                                 $203,975  $185,497
  Less: Non-cash compensation expense        (1,859)   (1,173)
                                           --------- ---------
                                            202,116   184,324    10  %

  International                             361,725   316,760
  Less: Non-cash compensation expense          (398)     (328)
                                           --------- ---------
                                            361,327   316,432    14  %

  Plus: Non-cash compensation expense         2,257     1,501
                                           --------- ---------
Consolidated direct operating and SG&A
 expenses                                  $565,700  $502,257    13  %
                                           ========= =========

The Company's 2007 revenue and direct operating and SG&A expenses increased approximately $32.4 million and $27.0 million, respectively, from foreign exchange movements during the third quarter of 2007 as compared to the same period of 2006.

OIBDAN
------------------------------------------
  Americas                                 $184,237  $172,060    7   %
  International                              69,861    47,438    47  %
  Corporate                                 (16,197)  (15,103)
                                           --------- ---------
Consolidated OIBDAN                        $237,901  $204,395    16  %
                                           ========= =========


    See reconciliation of OIBDAN to net income at the end of this press release.

    Americas

    Americas revenue increased $30.0 million, or 8%, during the third quarter of 2007 as compared to the same period of 2006. The revenue growth occurred across the Company's inventory including bulletins, posters, street furniture, airports and taxis. The growth was led by bulletins, which was driven by increased rates and by airport displays which had both increased rates and occupancy. Leading advertising categories during the quarter were telecommunications, beverages, retail, financial services, amusements and real estate. Revenue growth occurred across the Company's markets, led by Los Angeles, New York, Washington/Baltimore, Atlanta and Albuquerque.

    Expenses increased $18.5 million in the third quarter of 2007 as compared to 2006 from an $11.6 million increase in site lease expenses primarily related to new contracts and an increase in airport, transit and taxi revenue. Commission and selling related expenses also increased primarily associated with the increase in revenue.

    International

    International revenue increased $67.3 million, or 19%, in the third quarter of 2007 as compared to 2006. Included in the increase was approximately $30.7 million related to movements in foreign exchange. The Company's revenue growth occurred across inventory categories including billboards, street furniture and transit. The growth was driven by both increased rates and occupancy. The revenue growth was led by increased revenues in France, Italy, Australia, China and Ireland.

    Expenses increased $45.0 million during the third quarter of 2007 as compared to 2006. Included in the increase was approximately $25.7 million related to movements in foreign exchange. The remaining increase in operating expenses is primarily attributable to an increase in site lease and selling related expenses associated with the increase in revenue.

    Digital Conversion

    The Company is on track to have digital networks deployed in approximately 20 U.S. markets by the end of 2007 and has installed 80 digital displays in 16 markets during the first nine months of 2007, putting it ahead of schedule to deploy a total of over 100 digital displays during the course of this calendar year.

    FAS No. 123 (R): Share-Based Payment ("FAS 123(R)")

    The following table details non-cash compensation expense, which represents employee compensation costs related to stock option grants and restricted stock awards, for the third quarter of 2007 and 2006:



(In thousands)                                      Three Months Ended
                                                      September 30,
                                                    ------------------
                                                          2007   2006
                                                    ----------- ------
Direct operating expense                                 $1,629 $1,081
SG&A                                                        628    420
Corporate                                                   125     22
                                                    ----------- ------
Total share-based payments                               $2,382 $1,523
                                                    =========== ======


    The Company will not be holding a Conference Call or Webcast

    As a result of the Clear Channel Communications, Inc. pending merger transaction that was approved by Clear Channel Communications, Inc. shareholders on September 25, 2007, the Company will not be hosting a teleconference or webcast to discuss results. The pending merger is still subject to various regulatory approvals and closing conditions.

    Fourth Quarter and 2007 Outlook

    Due to the pending merger transaction of Clear Channel
Communications, Inc. and the Company not hosting a teleconference to discuss financial and operating results, the Company is providing the following information regarding its current information related to 2007 operating results.

    Pacing information presented below reflects revenues booked at a specific date versus the comparable date in the prior period and may or may not reflect the actual revenue growth at the end of the period. The Company's revenue pacing information includes an adjustment to prior periods to include all acquisitions and exclude all divestitures in both periods presented for comparative purposes. All pacing metrics exclude the effects of foreign exchange movements. Except as expressly identified, the Company's operating expense forecasts are on a reportable basis excluding non-cash compensation expense, i.e. there is not an adjustment for acquisitions, divestitures or the effects of foreign exchange movements.

    As of November 2, 2007, the Company's revenues are pacing up 7.7% with Americas slightly below and International slightly above the 7.7% pacing for the fourth quarter 2007 as compared to the fourth quarter of 2006. As of the first week of November, the Company has historically experienced revenues booked of approximately 85% of the actual revenues recorded for the fourth quarter.

    For the full year 2007 as compared to the full year 2006, current Company forecasts show low double-digit growth in total operating expenses for the Company. Excluding the effects of movements in foreign exchange, which management currently forecasts at an $100 to $110 million increase for the full year 2007 and excluding Interspace's (acquired by the Company on July 1, 2006) operating expenses of $20.2 million for the first six months of 2007, operating expense growth is currently forecasted to be in the 7% to 8% range for 2007 as compared to 2006.

    For the consolidated company, current management forecasts show corporate expenses of $60 million to $65 million for the full year 2007. Non-cash compensation expense (i.e. FAS No. 123 (R): share-based payments) are currently projected to be in the range of $8 million to $10 million for the full year of 2007, excluding any compensation expense associated with future option or share grants that may or may not occur in 2007.

    The Company currently forecasts overall capital expenditures for 2007 of $225 million to $250 million, excluding any capital expenditures associated with new contract wins the Company may have during 2007.

    Income tax expense as a percent of "Income before income taxes and minority interest" is currently projected to be approximately 40%. Current income tax expense as a percent of "Income before income taxes and minority interest" is currently expected to be 30% to 35%. These percentages do not include the effects of any resolution of governmental examinations.



TABLE 1 - Financial Highlights of Clear Channel Outdoor Holdings, Inc.
 and Subsidiaries - Unaudited
----------------------------------------------------------------------

                                            Three Months Ended
(In thousands, except per share data)          September 30,      %
                                            -------------------
                                              2007      2006    Change
                                            --------- --------- ------
Revenue                                     $817,541  $720,254   14  %
Direct operating expenses                    434,472   383,833
Selling, general and administrative
 expenses                                    131,228   118,424
Corporate expenses                            16,322    15,125
Depreciation and amortization                 99,793   102,123
Gain (loss) on disposition of assets - net       414      (834)
                                            --------- ---------
Operating Income                             136,140    99,915   36  %

Interest expense                              40,178    43,599
Equity in earnings (loss) of
 nonconsolidated affiliates                     (836)    1,823
Other income - net                             2,815       467
                                            --------- ---------
Income before income taxes and minority
 interest                                     97,941    58,606
Income tax expense:
  Current                                     31,663    14,376
  Deferred                                     5,784    12,270
                                            --------- ---------
Income tax expense                            37,447    26,646
Minority interest expense, net of tax          5,778       127
                                            --------- ---------

Net income                                  $ 54,716  $ 31,833   72  %
                                            ========= =========

Diluted net earnings per share              $    .15  $    .09
                                            ========= =========

Weighted average shares outstanding -
 Diluted                                     355,802   354,255




TABLE 2 - Selected Balance Sheet Information - Unaudited
----------------------------------------------------------------------

Selected balance sheet information for
 2007 and 2006 was:

(In millions)                               September 30, December 31,
                                                2007          2006
                                            ------------- ------------

Cash                                             $  114.1     $  105.4
Due from Clear Channel Communications            $  134.2     $     --
Total Current Assets                             $1,441.6     $1,189.9
Net Property, Plant and Equipment                $2,190.2     $2,191.8
Total Assets                                     $5,698.1     $5,421.9

Due to Clear Channel Communications              $     --     $    4.2
Current Liabilities (excluding current
 portion of long-term debt)                      $  794.6     $  755.2
Long-Term Debt (including current portion
 of long-term debt)                              $  125.6     $  184.2
Debt with Clear Channel Communications           $2,500.0     $2,500.0
Shareholders' Equity                             $1,849.9     $1,586.4




TABLE 3 - Capital Expenditures - Unaudited
----------------------------------------------------------------------

Capital expenditures for the nine months ended September 30, 2007 and 2006 were:

(In millions)                              September 30, September 30,
                                               2007          2006
                                           ------------- -------------

Non-revenue producing                             $ 53.7        $ 58.3
Revenue producing                                  111.5         105.7
                                           ------------- -------------
   Total capital expenditures                     $165.2        $164.0
                                           ============= =============


    The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.



TABLE 4 - Total Debt - Unaudited
----------------------------------------------------------------------

At September 30, 2007, Clear Channel Outdoor had total debt of:

(In millions)                                            September 30,
                                                             2007
                                                         -------------

Bank Credit Facility                                          $     --
Debt with Clear Channel Communications                         2,500.0
Other Debt                                                       125.6
                                                         -------------
   Total                                                       2,625.6
Cash                                                             114.1
Due from Clear Channel Communications                            134.2
                                                         -------------
   Net Debt                                                   $2,377.3
                                                         =============


    Liquidity and Financial Position

    For the nine months ended September 30, 2007, cash flow provided by operating activities was $439.5 million, cash flow used by investing activities was $203.9 million, cash flow used by financing activities was $224.3 million, and the effect of exchange rate changes on cash was a decline of $2.6 million for a net increase in cash of $8.7 million.

    Leverage, defined as total debt adjusting for the due to/due from Clear Channel Communications, net of cash, divided by the trailing 12-month OIBDAN, was 2.6x at September 30, 2007.

   Supplemental Disclosure Regarding Non-GAAP Financial Information

    Operating Income before Depreciation and Amortization (D&A),
Non-cash Compensation Expense and Gain (Loss) on Disposition of Assets
- Net (OIBDAN)

    The following tables set forth Clear Channel Outdoor's OIBDAN for the three months ended September 30, 2007 and 2006. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of
Operations: Minority interest, net of tax; Income tax benefit
(expense); Other income (expense) - net; Equity in earnings of nonconsolidated affiliates; Interest expense; Gain (loss) on disposition of assets - net; and, D&A.

    The Company uses OIBDAN, among other things, to evaluate the Company's operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

    The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management. It helps improve investors' ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures, stock option structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

    Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company's ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions, which are excluded.

    In addition, because a significant portion of the Company's advertising operations are conducted in foreign markets, principally France and the United Kingdom, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (i.e. a foreign currency adjustment is made to the 2007 actual foreign revenues and expenses at average 2006 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

    As required by the SEC, the Company provides reconciliations below of (i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expense and (iv) OIBDAN to net income, the most directly comparable amounts reported under GAAP.



                                                 Gain (loss)
(In                                                   on
 thousands)   Operating  Non-cash   Depreciation  disposition
               income   compensation    and       of assets -
                (loss)    expense    amortization     net     OIBDAN
              --------------------------------------------------------

Three Months Ended September 30,
 2007
------------------------------------
Americas      $134,686 $       1,859$      47,692$  --       $184,237
International   17,362           398       52,101   --         69,861
Corporate      (16,322)          125           --   --        (16,197)
Gain (loss)
 on
 disposition
 of assets -
 net               414            --           -- (414)            --
              --------------------------------------------------------
 Consolidated $136,140 $       2,382$      99,793$(414)      $237,901
              ========================================================

Three Months Ended September 30,
 2006
------------------------------------
Americas      $124,990 $       1,173$      45,897$  --       $172,060
International   (9,116)          328       56,226   --         47,438
Corporate      (15,125)           22           --   --        (15,103)
Gain (loss)
 on
 disposition
 of assets -
 net              (834)           --           --  834             --
              --------------------------------------------------------
 Consolidated $ 99,915 $       1,523$     102,123$ 834       $204,395
              ========================================================




Reconciliation of Revenue excluding Foreign Exchange Effects to
 Revenue

(In thousands)                               Three Months Ended   %
                                               September 30,    Change
                                             ------------------
                                               2007      2006
                                             --------- --------

Revenue                                       $817,541 $720,254  14%
Less: Foreign exchange increase               (32,430)       --
                                             --------- --------
Revenue excluding effects of foreign
 exchange                                     $785,111 $720,254   9%
                                             ========= ========

International revenue                         $431,188 $363,870  19%
Less: Foreign exchange increase               (30,734)       --
                                             --------- --------
International revenue excluding effects of
 foreign exchange                             $400,454 $363,870  10%
                                             ========= ========




Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Foreign Exchange Effects to Expense

(In thousands)                              Three Months Ended   %
                                              September 30,    Change
                                            ------------------
                                              2007      2006
                                            --------- --------

Expense                                     $565,700  $502,257   13  %
Less: Foreign exchange increase              (27,036)       --
                                            --------- --------
Expense excluding effects of foreign
 exchange                                   $538,664  $502,257   7   %
                                            ========= ========

International expense                       $361,725  $316,760   14  %
Less: Foreign exchange increase              (25,682)       --
                                            --------- --------
International expense excluding effects of
 foreign exchange                           $336,043  $316,760   6   %
                                            ========= ========




Reconciliation of OIBDAN to Net income

(In thousands)                             Three Months Ended    %
                                              September 30,    Change
                                           -------------------
                                             2007      2006
                                           --------- ---------

OIBDAN                                     $237,901  $204,395    16  %
Non-cash compensation expense                 2,382     1,523
Depreciation & amortization                  99,793   102,123
Gain (loss) on disposition of assets - net      414      (834)
                                           --------- ---------
Operating Income                            136,140    99,915    36  %

Interest expense                             40,178    43,599
Equity in earnings (loss) of
 nonconsolidated affiliates                    (836)    1,823
Other income- net                             2,815       467
                                           --------- ---------
Income before income taxes and minority
 interest                                    97,941    58,606
Income tax expense:
   Current                                   31,663    14,376
   Deferred                                   5,784    12,270
                                           --------- ---------
Income tax expense                           37,447    26,646
Minority interest expense, net of tax         5,778       127
                                           --------- ---------

Net income                                 $ 54,716  $ 31,833
                                           ========= =========


    About Clear Channel Outdoor Holdings

    Clear Channel Outdoor, headquartered in San Antonio, Texas, is a global leader in the outdoor advertising industry providing clients with advertising opportunities through billboards, street furniture displays, transit displays, and other out-of-home advertising displays.

    Certain statements in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases "guidance," "believe," "expect," "anticipate," "estimates" and "forecast" and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

    Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this document include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Outdoor currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements and access to capital markets. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Outdoor's future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in Clear Channel Outdoor's reports and other documents filed with the U.S. Securities and Exchange Commission, including in the section entitled "Item 1A. Risk Factors" of the Company's Annual Report filed on Form 10-K for the year ended December 31, 2006. Except as otherwise stated in this document, Clear Channel Outdoor does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.


    CONTACT: Clear Channel Outdoor Holdings, Inc.
             Investors:
             Senior Vice President of Investor Relations
             Randy Palmer, 210-832-3315
             or
             Media:
             Chief Communications Officer
             Lisa Dollinger, 210-832-3474
             www.clearchanneloutdoor.com